UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 16, 2008

_______________________________________________________________________

(Exact name of Registrant as specified in its charter)

_______________________________________________________________________

Commission File Number 1-6227

Iowa (State of Incorporation)	20-4195009 (I.R.S. Employer Identification No.)

2108 140th Avenue, P.O. Box 21

Algona, IA 50511

(Address of Principal Executive Offices)

(515) 395-8888

Registrant’s telephone number, including area code

_____________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

This current report on Form 8-K is filed for the purpose of filing the attached letter dated April 16, 2008 from the President of East Fork Biodiesel, LLC to its members.

Item 9.01.	Financial Statements and Exhibits.
(c)	Exhibits
99.1	Letter to the members of East Fork Biodiesel, LLC from its President

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAST FORK BIODIESEL, LLC

Date: April 17, 2008	By:
Kenneth M. Clark
President

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Letter to the members of East Fork Biodiesel, LLC from its President

EXHIBIT 99.1 – Letter to the members of East Fork Biodiesel, LLC from its President

April 16, 2008

Dear East Fork Member:

Greetings from East Fork Biodiesel, LLC. On March 28, 2008, we became a public company subject to the regulations and disclosure requirements of the Securities Exchange Act of 1934. Our legal team has been spending a lot of time on SEC filings and working with our senior debt lender.

Our annual meeting will be held as soon as we can schedule it in connection with the distribution of our proxy statement, proxy card and annual reports to our members required by SEC regulations. This meeting will be very important and we will need everyone’s participation, either in person at the meeting or by proxy. Several issues that could affect the future of East Fork will be presented. You will be notified by mail.

In the meanwhile, I would like to use this letter as an update report. Please read the information below for how you can assist.

Bank Negotiations. Our discussions with our senior debt lender are continuing.

Multiple Feedstocks. Your Board of Directors voted to make East Fork a multiple feedstock plant. By doing so, we believe that, in the future, we can avoid the position we are currently in – relying on a single feed stock that is too high priced to run profitably. We are actively searching out the most cost effective method of doing so. We have not yet determined the best way to finance a pretreatment addition, if one is needed. We will keep you advised.

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Corn Oil from DDGS. We have made contact with several companies that have technology to convert this high free fatty acid (FFA) containing corn oil to biodiesel. We believe that this type of corn oil will be a major player in future oil supply.

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Algae oil. As was discussed at the open house, we have received and evaluated a sample of algae oil. The oil was of excellent quality. Based on this, we have signed non-binding letters of intent with two companies to supply algae oil. We are working on definitive agreements that might provide algae oil to our plant within the next 8 to 12 months or so.

Tax Information.   Each member should have received information concerning an investment tax credit that can be used on your Iowa tax return for this year. If you did not receive that information (it was contained in the revised K-1 mailing), please call the office.

Plant Open House.   We had a very nice, but cold and windy, open house. Many thanks to all of you who came to see the plant and visit with us.

CoProduct Value Improvement.   We have made contact with three companies that have technology that will permit us to greatly improve the value of our glycerin coproduct or other coproducts if we change catalyst. Some of these products are jet fuel, polymers for making plastics and high value (greater than $5 per pound) industrial chemicals.

If we are able to utilize such technology, our biodiesel plant becomes a producer of “green” “renewable” chemicals as well as fuels. Some day, we may be able to say “East Fork – it’s not just a biodiesel plant anymore.”

Explore Alliances. We are attempting, through partnerships, to establish links to soybean oil, corn oil, algae oil or other feedstocks to provide better access to the raw materials we consume and to seek more stable pricing. These partnerships could be in one or more forms, including, but not limited to, merger, sale of our assets, sale of our membership interests or joint ventures. Although none of these initiatives has yet moved beyond a preliminary discussion stage, we are encouraged by our discussions.

How You Can Assist.   As you are aware, the biodiesel industry in Iowa that is based predominately on soy oil is in serious trouble. It would be helpful if you would write or e-mail your legislators for your district in support of the biodiesel industry. It would be especially helpful if the Governor and Lt. Governor heard from you.

Some points to include would be:

1)	that you are an investor in biodiesel and the industry is in trouble;
2)	that some form of assistance to get the industry through this period of poor margins is needed; and
3)

that you support the State of Iowa assisting our renewable fuel industry. A possible way to do so that would not cost the State money would be to issue loan guarantees for a short period, say one to five years to each biodiesel plant.

Phone calls are even more powerful than mail and mail is better than e-mail.

If you have questions or desire additional information, please call the office at (515)395-8888.

Sincerely,

Kenneth M. Clark
President

FORWARD-LOOKING STATEMENTS - The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This letter contains information that may be deemed forward-looking and that is based largely on our current expectations and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties are the outcome of our negotiations with our senior debt lender, the ability to secure and the cost of alternative financing in light of economic environment of the biodiesel industry and the economic environment in general, changes in interest rates, prices of or demand for diesel fuel, refined soybean oil and other commodity prices, energy costs, shipping costs, legislative and regulatory rulings and other results of operations or financial conditions. The words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this letter. East Fork does not publicly undertake to update or revise its forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

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